EXHIBIT (a)(2)




                       SUPPLEMENT DATED SEPTEMBER 9, 2008
                                       TO
                           OFFER TO PURCHASE FOR CASH
                                       BY
                            BELLAVISTA CAPITAL, INC.
                                       OF
                    UP TO 750,000 SHARES OF ITS COMMON STOCK
                             AT $1.75 NET PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., PACIFIC DAYLIGHT TIME, ON SEPTEMBER 29, 2008, UNLESS THE TENDER OFFER IS EXTENDED.

The information in this Supplement is intended to supplement and update the information in the Offer to Purchase dated August 14, 2008, in which the Company has offered to purchase up to 750,000 of the Shares of common stock for a cash purchase price of $1.75 per Share. We are also extending the Expiration Date of the Offer to September 29, 2008.

Financial Results

On September 9, 2008 we filed our quarterly report on Form 10-QSB, including our quarterly financial information at June 30, 2008 and for the quarter then ended. In that report, we have estimated the Net Realizable Value of the Company's assets at $3.57 per share as of June 30, 2008, a decrease of $0.33 per share from our September 30, 2007 estimated NRV. The estimated NRV per Share is unchanged from our March 31, 2008 estimate. We remind you that this estimated value does not represent a market price for the shares or any independent valuation of the assets, but is the Company's best estimate of the current Net Realizable Value of our assets.

The following table summarizes our financial results through June 30, 2008:

                                              Three Months Ended June 30,         Nine Months ended June 30,
                                          -----------------------------------------------------------------------
                                                      2008              2007              2008              2007
                                          ----------------- ----------------- ----------------- -----------------
Total Revenues                                   2,575,919         1,884,079         4,011,238        13,740,948
Cost of Sales                                     (902,746)         (456,029)       (1,008,728)      (11,288,647)
                                          ----------------- ----------------- ----------------- -----------------
   Gross Profit                                  1,673,173         1,428,050         3,002,510         2,452,301
   Total Expenses                                3,306,349         2,790,130        12,477,275         3,560,375
                                          ----------------- ----------------- ----------------- -----------------
   Net Loss                                     (1,628,649)       (1,352,062)       (9,458,836)       (1,069,405)
                                          ================= ================= ================= =================

Our revenues for the three months and nine months ended June 30, 2008 include approximately $1.8 million which reflects proceeds we received from the sale of our Livermore project, which we had previously fully impaired.

The real estate market remains challenging. Due to declining real estate values and extended marketing periods for properties we have developed, our Total Expenses includes impairment charges totaling $2,680,990 and $11,036,866 during


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

the three months and nine months ended June 30, 2008 and $2,303,348 during the three months and nine months ended June 30, 2007. These impairments result from write downs we have taken in our portfolio as current information indicates that the estimated future cash flows from these investments will not be sufficient to recover the amount we have invested. We continue to closely monitor our investments and will make appropriate adjustments as circumstances warrant.

Investment Portfolio

As of June 30, 2008 we had 24 active projects in our investment portfolio. Fourteen of these investments, totaling $10.0 million, are investments whose purpose is to provide diversification through smaller loan size (typically under $1.0 million) and whose terms provide for monthly interest collection, representing a consistent and reliable source of cash flow.

Of the remaining ten investments, two are land development projects with estimated NRV totaling $5.4 million. Once development approval is obtained we anticipate that our investment will be repaid with proceeds from sale of the property or new financing.

Five investments are development projects with estimated NRV totaling $31.6 million, that have completed construction and are currently selling or renting completed units. Of the 89 residential units remaining in these projects, 54 are currently held as rental units and 35 are held and offered for sale.

The remaining three investments, comprising NRV totaling $14.5 million, finance construction of 63 residential condominium units and 6 office condominiums. Two of those projects are expected be completed by the end of October and the final project, comprised of 40 residential condominiums, is expected to be completed by mid-2009.

Further information on the portfolio is set forth below:

Loans Receivable Secured By Real Estate

The following table summarizes our loans receivable secured by real estate by location as of June 30, 2008:

                                                 Amount                              Carrying
                                               Invested        Impairments             Amount          In Default
                                     ------------------- ------------------ ------------------ -------------------
First trust deeds
   SF Bay Area                          $     7,543,000     $      165,000     $    7,378,000     $     6,130,000
   California Central Valley                    210,000                 --            210,000             210,000
                                     ------------------- ------------------ ------------------ -------------------
     Total first trust deeds                  7,753,000            165,000          7,588,000           6,340,000
Subordinate loans
   SF Bay Area                                2,139,247                 --          2,139,247             701,247
   California Central Valley                     70,000                 --             70,000                  --
   Southern California                          185,100                 --            185,100                  --
                                     ------------------- ------------------ ------------------ -------------------
     Total subordinate loans                  2,349,347                 --          2,349,347             701,247
                                     ------------------- ------------------ ------------------ -------------------
Total                                   $    10,147,347     $      165,000     $    9,982,347     $     7,041,247
                                     =================== ================== ================== ===================


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

The following table summarizes our loans receivable secured by real estate by location as of September 30, 2007:


Description                                      Amount                              Carrying
                                               Invested        Impairments             Amount          In Default
                                     ------------------- ------------------ ------------------ -------------------
SF Bay Area                             $     9,353,000     $           --     $    9,353,000     $       600,000
California Central Valley                       960,000                 --            960,000                  --
Other Western States                            850,000                 --            850,000                  --
                                     ------------------- ------------------ ------------------ -------------------
Total                                   $    11,163,000     $           --     $   11,163,000     $       600,000
                                     =================== ================== ================== ===================



Joint Venture Investments In Real Estate Developments

The following table summarizes our joint venture investments in real estate developments by location as of June 30, 2008:

                                                                                                        Remaining
                                                 Amount                              Carrying             Funding
                                               Invested        Impairments             Amount          Obligation
Description                          ------------------- ------------------ ------------------ -------------------
SF Bay Area                             $    12,778,659     $           --     $   12,834,288     $       472,059
California Central Valley                     7,640,792          2,891,181          4,780,800                  --
Southern California                           7,143,683          4,749,322          4,132,046                  --
                                     ------------------- ------------------ ------------------ -------------------
Total                                    $   27,563,134     $    7,640,503     $   21,747,134     $       472,059
                                     =================== ================== ================== ===================

The following table summarizes our joint venture investments in real estate developments by location as of September 30, 2007:


                                                                                                        Remaining
                                                 Amount                              Carrying             Funding
                                               Invested        Impairments             Amount          Obligation
Description                          ------------------- ------------------ ------------------ -------------------
SF Bay Area                             $    17,448,042     $           --     $    17,497,206    $     4,175,878
California Central Valley                    11,697,253          2,303,348           9,429,120          1,283,679
Southern California                          10,966,847          5,362,595           5,617,424                 --
Other                                         1,157,425                 --           1,161,223                 --
                                     ------------------- ------------------ ------------------ -------------------
Total                                   $    41,269,567     $    7,665,943     $    33,704,973    $     5,459,557
                                     =================== ================== ================== ===================


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

Direct Investments In Real Estate Developments

The  following   table   summarizes  our  Direct   Investments  in  Real  Estate
Developments by location as of June 30, 2008:

                                       Amount Invested          Recognized           Carrying            Costs to
                                      (net of payments)         Impairment             Amount            Complete
Description                          ------------------- ------------------ ------------------ -------------------
   SF Bay Area                            $  23,342,435        $ 2,929,867      $  20,883,223        $   474,836
                                     ------------------- ------------------ ------------------ -------------------
         Total                            $  23,342,435        $ 2,929,867      $  20,883,223        $   474,836
                                     =================== ================== ================== ===================

The  following   table   summarizes  our  Direct   Investments  in  Real  Estate
Developments by location as of September 30, 2007:

                                       Amount Invested          Recognized           Carrying            Costs to
                                      (net of payments)         Impairment             Amount            Complete
Description                          ------------------- ------------------ ------------------ -------------------
   SF Bay Area                          $     6,469,661     $    1,492,052     $    5,213,220     $        50,000
                                     ------------------- ------------------ ------------------ -------------------
         Total                          $     6,469,661     $    1,492,052     $    5,213,220     $        50,000
                                     =================== ================== ================== ===================

Tender Offer

Except as modified by this supplemental letter, the terms of the Offer dated August 14, 2008 remain in full effect. Capitalized terms used in this Supplement are defined as in the Offer, unless otherwise noted, and the Offer now consists of the original Offer as supplemented by this Supplement.

Expiration Date Extended

The Offer has been amended to extend the original Expiration Date, which was September 19, 2008, to September 29, 2008. The tender offer will now expire on September 29, 2008, at 5:00 p.m., Pacific Daylight Time, unless we further extend it. We may choose to extend the tender offer for any reason, subject to applicable laws. See Section 13 of the Offer.

Source and Amount of Funds

Assuming the Company purchases 750,000 shares in the tender offer at the purchase price of $1.75 per share, approximately $1,312,500 will be required to purchase such shares. The Company currently holds liquid capital in the amount of the funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses. Such liquid capital consists of cash on hand, liquid short term interest bearing investments and cash flow from interest bearing investments. The tender offer is not conditioned upon the receipt of financing. See Section 6 of the Offer.

Incorporation by Reference

In addition to the information incorporated by reference into the offer to purchase in Section 9 of the Offer, the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 2008, as filed with the Securities and Exchange Commission, is hereby deemed incorporated into the Offer by this reference and shall be deemed to be a part of the Offer from the date of filing of such report. Any statement contained in a document incorporated or deemed to be incorporated by reference into the Offer, or contained in the Offer to purchase, shall be deemed to be modified or superseded for purposes of the Offer to the extent that a statement contained herein or in any subsequently filed document or report that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of the Offer, except as so modified or superseded.

Shareholders can obtain the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2008, or any of the other documents incorporated by reference in the Offer from the Company or from the Securities and Exchange Commission's web site at http://www.sec.gov/. Documents incorporated by reference are available from the Company without charge, excluding any exhibits to those documents. Shareholders can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the Company at 15700 Winchester Blvd, Los Gatos, California 95030; telephone (650) 328-3060. Any Shareholder requesting information should be sure to include his or her complete name and address in the request. If a stockholder requests any incorporated documents, the Company will mail them to you by first class mail, or another equally prompt means, within one business day after the Company receives your request. In addition, any such material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants such as the Company that file electronically with the Securities and Exchange Commission.

You may contact the Company at the following address with any questions you may have concerning the Offer:

                            BellaVista Capital, Inc.
                              15700 Winchester Blvd
                               Los Gatos, CA 95030
                            Telephone (650) 328-3060
                            Facsimile (650) 328-3066
                            Attention: Michael Rider








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